Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

FOR IMMEDIATE RELEASE

BioMarin Announces Third Quarter 2016 Financial Results

- Third Quarter 2016 Total BioMarin Revenues Increase 34% Year over Year to $280 million

- Vimizim Net Product Revenues Increase 25% Year over Year to $81 million in the Third Quarter 2016

- Kuvan Net Product Revenues Increase 42% Year over Year to $91 million in the Third Quarter 2016

Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change

Total BioMarin Revenues	$280	$209	34%	$817	$662	23%
Vimizim Net Product Revenues	81	65	25%	260	170	53%
Naglazyme Net Product Revenues	78	54	44%	222	243	(9)%
Kuvan Net Product Revenues	91	64	42%	258	175	47%
Aldurazyme Net Product Revenues	24	21	14%	59	59	—

GAAP Net Loss	$(43)	$(91)		$(551)	$(240)
GAAP Net Loss per Share - Basic	$(0.26)	$(0.57)		$(3.36)	$(1.51)
GAAP Net Loss per Share - Diluted	$(0.26)	$(0.60)		$(3.37)	$(1.51)

non-GAAP Income (Loss)	$3	$(41)		$(9)	$(73)

	September 30, 2016	December 31, 2015
Cash, cash equivalents and investments	$1,398	$1,018

SAN RAFAEL, Calif., October 27, 2016 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the third quarter ended September 30, 2016. GAAP net loss was $43 million, or $(0.26) per basic and diluted share, for the third quarter of 2016, compared to GAAP net loss of $91 million, or $(0.57) and $(0.60) per basic and diluted share, respectively, for the third quarter of 2015. Non-GAAP income was $3 million for the quarter ended September 30, 2016, compared to non-GAAP loss of $41 million for the third quarter of 2015.

The change in GAAP net loss and non-GAAP income and loss compared to the prior year quarter was primarily due to increased gross margins from Naglazyme, Kuvan and Vimizim net product revenues, partially offset by increased selling, general and administrative expenses for Vimizim and Kuvan.

Total BioMarin Revenues were $280 million for the third quarter of 2016, an increase of 34% compared to the same period in 2015. Vimizim net product revenues increased to $81 million, a 25% year over year increase. Patients on therapy for Vimizim increased 46% year over year. The decrease in Vimizim net product revenues quarter to quarter was attributable to forward buying in Latin America and the Middle East in the second quarter of 2016. Naglazyme net product revenues increased to $78 million, a 44%, year over year increase, due to the timing of central government orders from Latin America in the current quarter. Naglazyme patients on therapy continue to show consistent growth with an increase of 10% year over year. Kuvan net product revenues increased to $91 million, a 42% year over year increase, including $71 million contributed from revenue in North America due to a 15% increase in patients on therapy, and $20 million contributed from net product revenues in the newly acquired ex-North American territories.

As of September 30, 2016, BioMarin had cash, cash equivalents and investments totaling $1.4 billion, which includes $713 million of net proceeds from the August 12, 2016 public offering, as compared to $1.0 billion on December 31, 2015.

Commenting on the quarter, Jean-Jacques Bienaimé, Chairman and Chief Executive Officer of BioMarin, said, “In the third quarter of 2016 we shared proof-of-concept data from our BMN 270 gene therapy program for the treatment of Hemophilia A, currently the only factor VIII product in clinical development in this indication. In addition, our regulatory filings for approval of Brineura, for the treatment of Batten disease, were accepted and validated in both the U.S. and EU. With the Prescription Drug User Fee Act (PDUFA) goal date for an FDA approval decision of April 27, 2017, we hope to have an approved treatment option for this devastating childhood disease in the near future.”

Mr. Bienaimé continued, “In addition, just last week we announced the results of the 30µg/kg dose cohort from our Phase 2 study with vosoritide in achondroplasia, which demonstrated similar efficacy as the lower dose of 15µg/kg.  Based on these results, we intend to initiate a one-year, randomized, placebo-controlled Phase 3 study in children with achondroplasia ages 5-14 at the 15µg/kg dose with a subsequent open-label extension by year-end.  If the data from both the vosoritide and BMN 270 gene therapy programs continue to mature as we hope, we believe that each of these product candidates has the potential to ultimately drive a billion dollars in annual revenue, if approved and successfully commercialized.”

Net Product Revenues (in millions of U.S. dollars, unaudited)

Total BioMarin Revenues

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change

Vimizim (1)	$81	$65	$16	25%	$260	$170	$90	53%
Naglazyme (1)	78	54	24	44%	222	243	(21)	(9)%
Kuvan (2)	91	64	27	42%	258	175	83	47%
Aldurazyme	24	21	3	14%	59	59	—	—
Firdapse	4	4	—	—	13	11	2	18%
Net product revenues	$278	$208	$70	34%	$812	$658	$154	23%

Collaborative, royalty, license and other revenues	$2	$1	$1		$5	$4	$1
Total BioMarin Revenues	$280	$209	$71	34%	$817	$662	$155	23%
(1)

Vimizim and Naglazyme net product revenues experience quarterly fluctuations primarily due to the timing of government ordering patterns in certain countries. The Company does not believe these fluctuations reflect a change in underlying demand.

(2)	North America contributed $71 million in the third quarter with an additional $20 million coming from the newly acquired ex-North American territories.

Details of Net Product Revenues Attributable to Aldurazyme

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Aldurazyme revenue reported by Genzyme	$59	$54	$5	9%	$169	$164	$5	3%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	$ Change	2016	2015	$ Change
Royalties earned from Genzyme	$27	$23	$4	$71	$69	$2
Net product transfer revenues (3)	$(3)	$(2)	$(1)	$(12)	$(10)	$(2)
Total Aldurazyme net product revenues	$24	$21	$3	$59	$59	$—
(3)

To the extent units shipped to third party customers by Genzyme exceed BioMarin inventory transfers to Genzyme, BioMarin will record a decrease in net product revenues from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenues for the period. Positive net product transfer revenues result in the period if BioMarin transferred more units to Genzyme than Genzyme sold to third-party customers.

Updated 2016 Financial Guidance

Revenue Guidance ($ in millions)

Item
	Provided August 4, 2016	Updated October 27, 2016
Total BioMarin Revenues	$1,100 to $1,150	Unchanged
Vimizim Net Product Revenues	$340 to $360	Unchanged
Naglazyme Net Product Revenues	$290 to $320	Unchanged
Kuvan Net Product Revenues	$340 to $360	Unchanged

Select Income Statement Guidance ($ in millions, except percentages)

Item
	Provided August 4, 2016	Updated October 27, 2016
Cost of Sales (% of Total BioMarin Revenues)	18.0% to 19.0%	Unchanged
Selling, General and Admin. Expense	$470 to $490	$460 to $480
Research and Development Expense	$670 to $690	$650 to $670
GAAP Net Loss	$(620) to $(650)	$(600) to $(630)
non-GAAP Loss	$(30) to $(50)	$(10) to $(30)

Recent Key Program Updates

•

BMN 270 gene therapy product for hemophilia A: On October 13, 2016, the Company announced that the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom approved continued enrollment into the open-label Phase 1/2 study of BMN 270.  BioMarin had previously announced that after enrolling the first nine patients in the study, that dosing of patients had been suspended due to observed increases in ALT levels that exceeded a pre- specified threshold set by the Company.

The agency also approved the Company’s proposed amendments to the study, which included eliminating the requirement for prophylactic corticosteroids and increasing potential additional enrollment from up to three additional patients to up to six additional patients.  Based on protocol amendments agreed to with the MHRA three patients will be enrolled at a dose of 4 x 1013 vg/kg, and an additional three may be enrolled at this dose or the previously tested high dose of 6 x 1013 vg/kg.  In the up to six additional patients, the threshold for starting therapeutic corticosteroids has been increased.  BioMarin intends to provide an update on the ongoing Phase 1/2 study in December 2016.  Safety and efficacy data from these patients will inform the Phase 2b study planned to begin in the second half of 2017.

•

Vosoritide for achondroplasia: On October 19, 2016, the Company provided an update on its Phase 2 study of vosoritide, an analog of C-type Natriuretic Peptide (CNP), in children with achondroplasia, the most common form of dwarfism, at the American Society of Human Genetics 2016 Meeting.  Results from eight children in cohort 4, who completed six months of daily dosing at 30 µg/kg/daily experienced a 46% or 2.1 cm/year increase in mean annualized growth velocity from baseline (p-value = 0.03). These data are comparable to those observed at the lower dose of 15 µg/kg/day in cohort 3.  Results from 10 children in cohort 3, who completed six months of daily dosing at 15 µg/kg/day experienced a 50% or 2.0 cm/year increase in mean annualized growth velocity from baseline (p-value = 0.01). Based on these data, the Company intends to initiate a one-year, randomized, placebo-controlled Phase 3 study in children with achondroplasia ages 5-14 with a subsequent open-label extension by year-end with the 15 µg/kg/day dose.  Children in this study will have completed a minimum six-month natural history study to determine their respective baseline growth velocity prior to entering the Phase 3 study.

•

Brineura for CLN2, late-infantile form of Batten disease: During the quarter, the Company announced that the U.S. Food and Drug Administration (FDA) had accepted for review the submission of a Biologics License Application (BLA) for Brineura, an investigational therapy to treat children with CLN2 disease, a form of Batten disease. The Prescription Drug User Fee Act (PDUFA) goal date for a decision is April 27, 2017. The FDA granted Brineura Priority Review status, which is designated for drugs that offer major advances in treatment or provide a treatment where no adequate therapy exists. Brineura was previously granted Orphan Drug Designation and Breakthrough Therapy Designation by the FDA. BioMarin also received validation of the Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for Brineura. Assuming a positive opinion from the CHMP and standard assessment timing, a decision from the European Commission is anticipated by the third quarter of 2017. The EMA previously granted Brineura Orphan Drug Designation.

•

Pegvaliase for phenylketonuria (PKU): Pivotal results for the Phase 3 PRISM-2 study (formerly referred to as 165-302) that pegvaliase met the primary endpoint of change in blood phe compared with placebo (p<0.0001) were announced in the first quarter of 2016. The pegvaliase treated group maintained mean blood phe levels at 527.2 umol/L compared to their Randomized Discontinuation Trial (RDT) baseline of 503.9 umol/L, whereas the placebo treated group mean blood phe levels increased to 1385.7 umol/L compared to their RDT baseline of 536.0 umol/L. The treatment effect demonstrated in this study represents an approximately 62% improvement in blood phe compared to placebo. Based on the supportive data results, the Company plans to submit a BLA to the FDA in the first quarter of 2017.

Conference Call Details

BioMarin will host a conference call and webcast to discuss third quarter 2016 financial results today, Thursday, October 27, 2016 at 4:30 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

U.S. / Canada Dial-in Number: 877.303.6313

International Dial-in Number: 631.813.4734

Conference ID: 96042296

Replay Dial-in Number: 855.859.2056

Replay International Dial-in Number: 404.537.3406

Conference ID: 96042296

About BioMarin

BioMarin is a global biotechnology company that develops and commercializes innovative therapies for patients with serious and life-threatening rare and ultra-rare genetic diseases. The Company's portfolio consists of five commercialized products and multiple clinical and pre-clinical product candidates. For additional information, please visit www.BMRN.com.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and expenses related to Vimizim, Naglazyme, Kuvan, Firdapse, and Aldurazyme and BioMarin’s product candidates, including vosoritide and BMN 270; the financial performance of the BioMarin as a whole; the timing of BioMarin's clinical trials; the continued clinical development and commercialization of Vimizim, Naglazyme, Kuvan, Firdapse, Aldurazyme and BioMarin’s product candidates; the possible approval and commercialization of BioMarin’s product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the commercialization of Vimizim, Naglazyme, Kuvan, and Firdapse; Genzyme Corporation's success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of Vimizim, Naglazyme, Kuvan, Firdapse and Aldurazyme; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's 2015 Annual Report on Form 10-K, and the factors contained in BioMarin's reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme®, Kuvan®, Firdapse® and Vimizim® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates.  BrineuraTM is a trademarks of BioMarin Pharmaceutical Inc. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2016 and December 31, 2015

(In thousands of U.S. dollars, except share and per share amounts)

	September 30, 2016	December 31, 2015(1)
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$707,349	$397,040
Short-term investments	327,499	195,579
Accounts receivable, net (allowance for doubtful accounts: $66 and $93, at September 30, 2016 and December 31, 2015, respectively)	215,894	164,959
Inventory	347,420	271,683
Other current assets	68,409	60,378
Total current assets	1,666,571	1,089,639
Noncurrent assets:
Long-term investments	362,956	425,652
Property, plant and equipment, net	729,836	704,207
Intangible assets, net	561,387	683,996
Goodwill	197,039	197,039
Deferred tax assets	288,006	220,191
Other assets	36,443	408,644
Total assets	$3,842,238	$3,729,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$306,129	$392,511
Short-term convertible debt, net	22,460	—
Short-term contingent acquisition consideration payable	48,746	52,946
Total current liabilities	377,335	445,457
Noncurrent liabilities:
Long-term convertible debt, net	653,178	662,286
Long-term contingent acquisition consideration payable	122,644	32,663
Deferred tax liabilities	—	143,527
Other long-term liabilities	43,273	44,588
Total liabilities	1,196,430	1,328,521
Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at September 30, 2016 and December 31, 2015: 171,697,649 and 161,526,044 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	173	162
Additional paid-in capital	4,231,514	3,414,837
Company common stock held by Nonqualified Deferred Compensation Plan	(14,969)	(13,616)
Accumulated other comprehensive income	2,158	21,033
Accumulated deficit	(1,573,068)	(1,021,569)
Total stockholders’ equity	2,645,808	2,400,847
Total liabilities and stockholders’ equity	$3,842,238	$3,729,368

(1)

December 31, 2015 balances were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission on February 29, 2016.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Nine months Ended September 30, 2016 and 2015

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES:
Net product revenues	$278,262	$207,767	$812,195	$658,102
Collaborative agreement revenues	1	131	234	849
Royalty, license and other revenues	1,633	1,006	4,334	3,008
Total revenues	279,896	208,904	816,763	661,959
OPERATING EXPENSES:
Cost of sales	50,738	34,904	145,473	103,965
Research and development	160,831	158,713	486,663	458,688
Selling, general and administrative	118,758	94,044	333,635	288,364
Intangible asset amortization and contingent consideration	9,654	3,116	(34,318)	22,963
Impairment of intangible assets	—	—	599,118	—
Total operating expenses	339,981	290,777	1,530,571	873,980
LOSS FROM OPERATIONS	(60,085)	(81,873)	(713,808)	(212,021)
Equity in the loss of BioMarin/Genzyme LLC	(104)	(186)	(374)	(539)
Interest income	1,633	1,344	4,561	3,050
Interest expense	(9,980)	(9,447)	(29,767)	(28,911)
Debt conversion expense	—	—	—	(163)
Other income (expense)	1,723	(281)	504	(9,105)
LOSS BEFORE INCOME TAXES	(66,813)	(90,443)	(738,884)	(247,689)
Provision for (benefit from) income taxes	(24,016)	483	(187,385)	(7,273)
NET LOSS	$(42,797)	$(90,926)	$(551,499)	$(240,416)
NET LOSS PER SHARE, BASIC	$(0.26)	$(0.57)	$(3.36)	$(1.51)
NET LOSS PER SHARE, DILUTED	$(0.26)	$(0.60)	$(3.37)	$(1.51)
Weighted average common shares outstanding, basic	167,714	160,886	163,963	159,647
Weighted average common shares outstanding, diluted	167,714	161,134	164,216	159,647

Non-GAAP Information

The results presented in this press release for the three and nine months ended September 30, 2016 and 2015 include both GAAP information and non-GAAP information. As used in this release, non-GAAP income (loss) is based on reported GAAP net loss and the guidance for full-year GAAP net loss before interest, income taxes, depreciation and amortization and further adjusted to exclude non-cash stock-based compensation expense, non-cash contingent consideration expense and certain other specified items, as detailed below. In addition, BioMarin includes in this press release the effects of these adjustments on certain components of GAAP net loss for each of the periods presented. In this regard, non-GAAP income (loss) and its components, including non-GAAP Cost of sales, non-GAAP Research and development expenses, non-GAAP Selling, general and administrative expense, non-GAAP intangible asset amortization and contingent consideration, non-GAAP Other income (expense) and non-GAAP Provision for (benefit from) income taxes are statement of operations line items prepared on the same basis as, and therefore components of, the overall non-GAAP measures.

BioMarin regularly uses both GAAP and non-GAAP results and expectations internally to assess the Company’s core operating performance, as support for budgeting and financial planning purposes and to evaluate key business decisions. Because non-GAAP income (loss) and its components are important internal measurements for BioMarin, the Company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ understanding because it provides additional information regarding the performance of BioMarin’s core operating results and business and development of its pipeline.

Non-GAAP income (loss) and its components are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP measures; likewise, the Company may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP measures. Because of the non-standardized definitions, the non-GAAP measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

The following table presents the reconciliation of GAAP Net Loss to non-GAAP Income (Loss):

Reconciliation of GAAP Net Loss to non-GAAP Income (Loss)

(In millions of U.S. dollars)

(unaudited)

	Three Months Ended		Nine Months Ended		Year Ending
	September 30,		September 30,		December 31, 2016
	2016	2015	2016	2015	Guidance

GAAP Net Loss	$(42.8)	$(90.9)	$(551.5)	$(240.4)	$(600.0) to $(630.0)

Interest expense, net	8.3	8.1	25.2	25.9	33.0
Provision for (benefit from) income taxes	(24.0)	0.5	(187.4)	(7.3)	(187.0) - (197.0)
Depreciation expense	18.8	9.1	42.7	25.4	45.0 - 55.0
Amortization expense	7.5	2.6	22.6	7.8	30.0
Stock-based compensation expense	32.9	28.8	97.3	81.0	120.0 - 140.0
Contingent consideration expense (1)	2.2	0.5	(56.9)	15.1	(50.0) - (60.0)
Acquisition expenses (2)	—	—	—	7.0	-
Impairment charges (3)	—	—	599.1	12.8	599.0

non-GAAP Income (Loss)	$2.9	$(41.3)	$(8.9)	$(72.7)	$(10.0) to $(30.0)

The following reconciliation of the GAAP reported to non-GAAP information provides the details of the effects of the non-GAAP adjustments on certain components of the Company’s operating results for each of the periods presented.

   Reconciliation Of Certain GAAP Reported Information To non-GAAP Information

Three and Nine Months Ended September 30, 2016 and 2015

(In millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30,
	2016				2015
		Adjustments				Adjustments
	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	non-GAAP	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	non-GAAP

Cost of sales	$50.7	$—	$(2.1)	$48.6	$34.9	$—	$(1.4)	$33.5
Research and development	160.8	(11.1)	(14.2)	135.5	158.7	(4.3)	(12.6)	141.8
Selling, general and administrative	118.8	(7.7)	(16.6)	94.5	94.0	(4.8)	(14.8)	74.4
Intangible asset amortization and contingent consideration (1)	9.7	(7.5)	(2.2)	—	3.1	(2.6)	(0.5)	—
Interest expense, net	(8.3)	8.3	—	—	(8.1)	8.1	—	—
Other income (expense)	1.6	—	—	1.6	(0.5)	—	—	(0.5)
Provision for (benefit from) income taxes	(24.0)	24.0	—	—	0.5	(0.5)	—	—
Net Loss/non-GAAP Income (Loss)	(42.8)	10.6	35.1	2.9	(90.9)	20.3	29.3	(41.3)

	Nine Months Ended September 30,
	2016				2015
		Adjustments				Adjustments
	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	non-GAAP	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	non-GAAP

Cost of sales	$145.5	$—	$(6.0)	$139.5	$104.0	$—	$(4.5)	$99.5
Research and development	486.7	(23.4)	(43.0)	420.3	458.7	(11.7)	(35.0)	412.0
Selling, general and administrative (2)	333.6	(19.3)	(48.3)	266.0	288.4	(13.7)	(48.5)	226.2
Intangible asset amortization and contingent consideration (1)	(34.3)	(22.6)	56.9	—	22.9	(7.8)	(15.1)	—
Impairment of intangible assets (3)	599.1	—	(599.1)	—	—	—	—	—
Interest expense, net	(25.2)	25.2	—	—	(25.9)	25.9	—	—
Other income (expense)	0.1	—	—	0.1	(9.8)	—	12.8	3.0
Benefit from income taxes	(187.4)	187.4	—	—	(7.3)	7.3	—	—
Net Loss/non-GAAP Loss	(551.5)	(96.9)	639.5	(8.9)	(240.4)	51.8	115.9	(72.7)

(1)

Includes the expense associated with the change in the fair value of contingent acquisition consideration payable for the period, resulting from changes in estimated probabilities and timing of achieving certain regulatory and commercial milestones. Amounts for the nine months ended September 30, 2016 include $43.8 million and $21.1 million related to the change in probability of achieving the Kyndrisa and reveglucosidase alfa development milestones, respectively, as a result of discontinuance of these programs in June 2016.

(2)	Includes $7.0 million of acquisition costs for the nine months ended September 30, 2015 related to the acquisition of Prosensa Holdings N.V.
(3)

Includes $574.1 million and $25.0 million for the impairment of intangible assets associated with the discontinuance of the Kyndrisa and reveglucosidase alfa development programs, respectively, in June 2016.

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